Exhibit 99.1

GENETRONICS AGREES TO $10.9 MILLION PREFERRED STOCK FINANCING

SAN DIEGO, CA, May 18, 2004 — Genetronics Biomedical Corporation (AMEX: GEB) has executed documents with certain institutional and accredited investors to sell an aggregate of $10.9 million of its Series C Cumulative Convertible Preferred Stock. The Series C Preferred Stock will be convertible into Genetronics’ common stock at an initial conversion price of $1.70 per share. Genetronics will pay the holders of Series C Preferred Stock a 6% dividend, in shares or cash, and each holder will receive warrants to purchase shares of Genetronics’ common stock in an amount equal to 35% of the number of shares of common stock underlying the Series C Preferred Stock at a per share exercise price of $2.20. The closing of the sale is subject to approval by the American Stock Exchange and certain other conditions.

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy (EPT). EPT enhances the local delivery of drugs, genes and DNA vaccines. The Company is moving its lead product, MedPulser®, through pre-marketing studies for head and neck cancer and cutaneous tumors in Europe, where it has received CE Mark accreditation, and a Phase III registration study for recurrent head and neck cancer in the US. The technology addresses a significant unmet clinical need, providing highly efficient, local ablation of solid tumors and selective killing of cancer cells while preserving healthy tissue. Since EPT can be used to enhance the delivery of other molecules, the Company is developing other therapies using cancer vaccines and gene therapies with various biotechnology and pharmaceutical companies. Current partnerships and collaborations include Chiron, the US Navy, and Vical. Genetronics is a leader in electroporation with over 240 patents issued, allowed or pending. More information can be obtained from www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the 12-month period ending December 31, 2003, and the Form 10-Q for the 3-month period ending March 31, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market Licensed Products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.